Amendment 1

to

Securities Purchase Agreement

The Amendment No. 1 (this "Amendment") to Securities Purchase Agreement is entered into as of January __, 2013, among Global Arena Holding, Inc. (the "Company"), the Company's wholly owned subsidiary, Global Arena Investment Management, LLC ("GAIM") and Firerock Capital Inc. (the "Purchaser").  Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Purchaser Agreement (as defined below).

WHEREAS, on December 31, 2012, the Company, GAIM and the Purchaser entered into a Securities Purchase Agreement (the "Purchase Agreement"), pursuant to which the Purchaser purchased 714,286 shares of common stock, par value $0.001 of the Company and membership interests representing 25% of GAIM which were than owned by the Company;

WHEREAS, pursuant to Section 1.4(b) of the Purchase Agreement, the Company, GAIM and the Purchaser agreed that on or before the later of (i) such time as the Purchase has completed due diligence to its satisfaction, it being understood that such due diligence shall be completed no later than January 22, 2013, or (ii) such time as the Company has obtained any and all required regulatory approvals to effectuate the transfer of the Membership Interests, the Purchaser may opt, at its discretion, to sell back to the Company the Membership Interests and 428,571 of the Common Shares for a total of $150,000, provided that upon receipt of notice of the Purchaser's desire to affect such repurchase right, the Company shall have thirty (30) days to make such a payment.

WHEREAS, the Company, GAIM and the Purchaser currently desire to extend the date by which the Purchaser has to complete its due diligence to February 5, 2013.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.

Section 1.4 Repurchase paragraph (b) shall be amended in its entirety to read as follows:

On or before the later of (i) such time as the Purchase has completed due diligence to its satisfaction, it being understood that such due diligence shall be completed no later than February 5, 2013, or (ii) such time as the Company has obtained any and all required regulatory approvals to effectuate the transfer of the Membership Interests, the Purchaser may opt, at its discretion, to sell back to the Company the Membership Interests and 428,571 of the Common Shares for a total $150,000, provided that upon receipt of notice of the Purchaser's desire to affect such repurchase right, the Company shall have thirty (30) days to make such payment.

2.

Effect of Amendment.  Except to the extent the Purchase Agreement is modified by this Amendment, the remaining terms and conditions of the Purchase Agreement shall remain unmodified and in full force and effect. In the event of conflict, between the terms and conditions of the Purchase Agreement and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall prevail and control.

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment 1 to the Securities Purchase Agreement dated December 31, 2012 on the date and year first above written.

COMPANY:

GLOBAL ARENA HOLDING, INC.

       /s/ John S. Matthews

By:  John S. Matthews

        Chairman

GLOBAL ARENA INVESTMENT MANAGEMENT, LLC

       /s/ Brian J. Hagerman

By:  Brian J. Hagerman

PURCHASER:

FIREROCK CAPITAL INC.

        /s/ Seth Fireman

By:  Seth Fireman